Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES 2013 FIRST QUARTER FINANCIAL RESULTS

¡ ADJUSTED DILUTED EPS OF $0.50, UP 51.5%

¡ NORMALIZED FFO PER DILUTED SHARE UP 34.6%

¡ RAISING FULL-YEAR 2013 ADJUSTED DILUTED EPS GUIDANCE FROM $2.05 – $2.15 TO $2.08 – $2.16

NASHVILLE, Tenn. – May 8, 2013 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s largest owner of partnership correctional and detention facilities, announced today its financial results for the first quarter of 2013.

First Quarter 2013 Financial Highlights

•	Diluted EPS $1.78

•	Adjusted Diluted EPS $0.50, up 51.5% over prior year first quarter

•	Normalized FFO Per Diluted Share $0.70, up 34.6% over prior year first quarter

•	AFFO Per Diluted Share $0.70, up 29.6% over prior year first quarter

For the first quarter of 2013, the Company reported Normalized FFO of $0.70 per diluted share compared to $0.52 per diluted share in the same period of 2012. Net income generated in the first quarter of 2013, after adjusting for debt refinancing costs, REIT conversion costs and income tax benefits primarily resulting from the REIT conversion increased 56.3% to $51.1 million, or $0.50 per diluted share, compared to $32.7 million, or $0.33 per diluted share generated in the first quarter of 2012. Our conversion to a REIT, resulting in a reduction in income tax expense, as well as a reduction in interest expense, were the primary contributors to the increases in EPS, FFO and AFFO.

CCA President and Chief Executive Officer, Damon Hininger, stated, “Revenues were in line with our expectations while operating expenses were lower than forecasted, which resulted in earnings above our guidance range.” Hininger continued, “On May 20, 2013, we will distribute the special dividend completing our requirement to distribute our pre-REIT accumulated earnings and profits, which is the final step necessary to complete our conversion into a REIT effective January 1, 2013.”

10 Burton Hills Blvd., Nashville, Tennessee 37215

First Quarter 2013 Financial Results

Revenue for the first quarter of 2013 totaled $425.7 million compared to $435.3 million in the first quarter of 2012. Revenue for the first quarter of 2013 reflects:

•	A reduction in compensated man-days driven primarily by the previously disclosed decline in United States Marshals Service (USMS) populations we experienced during 2012

•	An increase in revenue per compensated man-day to $59.43 in the first quarter of 2013 compared to $59.06 in the first quarter of 2012

While USMS populations declined in 2012, we have begun to experience increases in these populations in 2013. We also experienced a slight decline in state populations primarily due to declines in inmate populations from the states of Kentucky, California and Texas, partially offset by increases from Georgia. We also experienced increases in inmate populations pursuant to our recently expanded contract from the state of Oklahoma at our Cimarron Correctional Facility and our Davis Correctional Facility.

First quarter 2013 operating expenses totaled $307.5 million compared to $315.5 million in the same period of 2012. Total operating expenses decreased primarily due to the change in populations discussed above. Net operating income, or our total revenue less total operating expenses, totaled $118.2 million, or 27.8% of revenues, in the first quarter of 2013 compared to $119.8 million, or 27.5% of revenues, in the first quarter of 2012.

Adjusted net income, net operating income, FFO, Normalized FFO and AFFO, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Special Dividend to Satisfy E&P Distribution

On April 8, 2013, CCA’s Board of Directors declared a special dividend to shareholders of $675 million, or approximately $6.63 per share of common stock, based on the number of shares outstanding at that time, in connection with the Company’s plan to qualify as a REIT effective as of January 1, 2013. The special dividend will be paid in satisfaction of a requirement that the Company distribute its previously undistributed accumulated earnings and profits attributable to tax periods ending prior to January 1, 2013. The Company expects to pay the special dividend on May 20, 2013 to shareholders of record as of April 19, 2013.

The Company will pay the special dividend with a combination of cash and shares of CCA common stock, with the total amount of cash payable to shareholders limited to a maximum of 20% of the total value of the special dividend, or $135 million. If the total amount of cash elected by shareholders exceeds 20% of the total value of the special dividend, the available cash will be prorated among those shareholders who elect to receive cash, and the remaining portion of the special dividend will be paid in shares of CCA common stock. Shareholders who do not make an election by May 9, 2013 will be deemed to have made an election to receive payment of the special dividend in shares of CCA common stock.

The total number of shares of CCA common stock to be distributed pursuant to the special dividend will be determined based on shareholder elections and the average closing price per share of CCA common stock on the New York Stock Exchange for the three trading days after May 9, 2013, the date that election forms are due.

First Quarter 2013 Financial Results

Guidance

The Company is raising full-year 2013 financial guidance ranges as follows:

•	Full-year Adjusted Diluted EPS: $2.08 to $2.16

•	Full-year Normalized Funds From Operations per diluted share: $2.83 to $2.91

•	Full-year Adjusted Funds From Operations per diluted share: $2.75 to $2.88

We expect Adjusted Diluted EPS for the second quarter of 2013 to be in the range of $0.52 to $0.53. We expect Normalized FFO for the second quarter of 2013 to be in the range of $0.70 to $0.72 per diluted share. AFFO per diluted share for the second quarter of 2013 is expected to be in the range of $0.69 to $0.71. We are assuming a consolidated GAAP income tax rate of 8.5% to 9.0% for the remainder of 2013.

The increase in 2013 full-year guidance reflects lower interest expense compared to our February guidance as a result of our recent debt refinancing. The favorable earnings impact from lower interest expense was partially offset by a reduction in earnings associated with reduced inmate populations at our Mineral Wells facility.

The State of California has submitted a court-ordered plan that lists slowing the rate of return of its inmates housed in CCA facilities as one of the potential measures that could be implemented to meet the court-ordered reduction of populations housed within the State’s own correctional facilities. If this measure were implemented by the State, it could increase the average daily California populations above those currently assumed in our earnings guidance. A number of actions must be taken before this measure could be implemented, including approval of the plan by the court. As such, our guidance continues to assume all of the approximately 1,500 inmates at our Red Rock facility are returned to the custody of California between July 2013 and December 2013, in order to make space available for the state of Arizona under our previously announced new contract beginning in 2014. We have beds in our system we could make available to California to replace the capacity they are losing at the Red Rock facility or to otherwise assist them with their needs.

On April 4, 2013, the Company closed on two new issuances of senior notes totaling $675 million (the New Notes). On April 17, 2013 the Company completed the purchase of $315.4 of its $465 million 7 3/4% Senior Notes due 2017 (the 2017 Notes) under a tender offer. The $149.6 million balance of the 2017 Notes will remain outstanding until June 1, 2013 when they will be redeemed at a price of 103.875% of par plus accrued interest. We expect to incur additional refinancing charges of approximately $36.5 million during the second quarter of 2013 associated with the tender offer and redemption of the 2017 Notes.

This guidance excludes REIT conversion costs, debt refinancing costs, the reversal of certain net deferred tax liabilities associated with the REIT conversion as well as the impact of all shares to be issued as part of the special dividend. The number of shares to be issued in connection with the special dividend will be based on the average closing price of the Company’s common stock for the three trading days following May 9, 2013. The shares to be issued in connection with the special dividend will be included in the calculation of basic and diluted per share data prospectively and not retroactively for all periods presented. The issuance of these additional shares will result in a reduction to the aforementioned per share guidance amounts, as well as the per share amount of our quarterly cash dividends.

First Quarter 2013 Financial Results

During 2013, we expect to invest approximately $85.0 million to $100.0 million in capital expenditures, consisting of $40.0 million to $45.0 million in on-going prison construction and expenditures related to potential land acquisitions, $20.0 million to $25.0 million in maintenance capital expenditures on real estate assets, and $25.0 million to $30.0 million on capital expenditures on other assets and information technology.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the first quarter of 2013. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.

The First Quarter Investor Presentation will be available on our website beginning on or about May 20, 2013. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on May 9, 2013, to discuss our first quarter 2013 financial results and future outlook. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 2:00 p.m. eastern time on May 9, 2013 through 2:00 p.m. eastern time on May 17, 2013, by dialing (888) 203-1112 or (719) 457-0820, pass code 7931621.

About CCA

CCA is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We operate 67 facilities, including 51 facilities that we own or control, with a total design capacity of approximately 92,500 beds in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) our ability to meet and maintain REIT qualification tests; (ii) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (iii) the availability of debt and equity financing on terms that are favorable to us; (iv) fluctuations in our operating results because of, among other

First Quarter 2013 Financial Results

things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (v) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (vi) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (vii) the outcome of California’s realignment program and utilization of out of state private correctional capacity; and (viii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

First Quarter 2013 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$60,330	$62,897
Accounts receivable, net of allowance of $2,138 and $2,578, respectively	232,863	252,764
Current deferred tax assets	5,360	8,022
Prepaid expenses and other current assets	20,048	27,059

Total current assets	318,601	350,742
Property and equipment, net	2,551,961	2,568,791
Restricted cash	5,023	5,022
Investment in direct financing lease	6,991	7,467
Goodwill	11,988	11,988
Other assets	35,813	30,732
Non-current deferred tax assets	5,998	—

Total assets	$2,936,375	$2,974,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$216,279	$166,000
Income taxes payable	2,352	102
Current liabilities of discontinued operations	79	356

Total current liabilities	218,710	166,458
Long-term debt	1,016,948	1,111,545
Deferred tax liabilities	—	139,526
Other liabilities	38,815	35,593

Total liabilities	1,274,473	1,453,122

Commitments and contingencies
Preferred stock — $0.01 par value; 50,000 shares authorized; none issued and outstanding at March 31, 2013 and December 31, 2012, respectively	—	—
Common stock — $0.01 par value; 300,000 shares authorized; 101,102 and 100,105 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	1,011	1,001
Additional paid-in capital	1,159,512	1,146,488
Retained earnings	501,379	374,131

Total stockholders’ equity	$1,661,902	$1,521,620

Total liabilities and stockholders’ equity	$2,936,375	$2,974,742

First Quarter 2013 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended March 31,
	2013	2012
REVENUE:
Owned and controlled properties	$341,774	$352,314
Managed only and other	83,950	82,991

	425,724	435,305

EXPENSES:
Operating:
Owned and controlled properties	229,444	235,737
Managed only and other	78,086	79,797

Total operating expenses	307,530	315,534
General and administrative	23,171	21,790
REIT conversion costs	8,061	50
Depreciation and amortization	27,630	28,387

	366,392	365,761

OPERATING INCOME	59,332	69,544

OTHER EXPENSES:
Interest expense, net	12,566	16,890
Expenses associated with debt refinancing transactions	225	1,541
Other expense	101	12

	12,892	18,443

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	46,440	51,101
Income tax (expense) benefit	134,652	(19,059)

INCOME FROM CONTINUING OPERATIONS	181,092	32,042
Loss from discontinued operations, net of taxes	—	(362)

NET INCOME	$181,092	$31,680

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.81	$0.32
Loss from discontinued operations, net of taxes	—	—

Net income	$1.81	$0.32

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.78	$0.32
Loss from discontinued operations, net of taxes	—	—

Net income	$1.78	$0.32

DIVIDENDS DECLARED PER SHARE	$0.53	$—

First Quarter 2013 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED DILUTED EPS

	For the Three Months Ended March 31,
	2013	2012
Net income	$181,092	$31,680
Special items:
Expenses associated with debt refinancing transactions	225	1,541
Expenses associated with REIT conversion	8,061	50
Income tax benefit for reversal of deferred taxes due to REIT conversion	(137,686)	—
Income tax benefit for special items	(602)	(593)

Adjusted net income	$51,090	$32,678

Weighted average common shares outstanding—basic	100,070	99,292
Effect of dilutive securities:
Stock options	1,556	631
Restricted stock-based compensation	209	163

Weighted average shares and assumed conversions—diluted	101,835	100,086

Adjusted Diluted Earnings Per Share	$0.50	$0.33

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended March 31,
	2013	2012
Net income	$181,092	$31,680
Depreciation of real estate assets	19,747	19,343

Funds From Operations	$200,839	$51,023
Expenses associated with debt refinancing transactions	225	1,541
Expenses associated with REIT conversion	8,061	50
Income tax benefit for special items	(602)	(593)
Income tax benefit for reversal of deferred taxes due to REIT conversion	(137,686)	—

Normalized Funds From Operations	$70,837	$52,021
Maintenance capital expenditures on real estate assets	(4,134)	(2,112)
Stock-based compensation	3,205	2,629
Amortization of debt costs and other non-cash interest	1,047	1,153

Adjusted Funds From Operations	$70,955	$53,691

Normalized Funds From Operations Per Diluted Share	$0.70	$0.52

Adjusted Funds From Operations Per Diluted Share	$0.70	$0.54

First Quarter 2013 Financial Results

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

(excluding the impact on per share amounts of any shares to be issued as part of the special dividend)

	For the Quarter Ending June 30, 2013		For the Year Ending December 31, 2013
	Low End of Guidance	High End of Guidance	Low End of Guidance	High End of Guidance
Adjusted net income	$53,000	$54,000	$213,000	$221,000
Depreciation on real estate assets	19,000	20,000	77,000	77,000

Funds From Operations	$72,000	$74,000	$290,000	$298,000
Other non-cash expenses	4,300	4,400	17,000	17,000
Maintenance capital expenditures on real estate assets	(5,250)	(6,250)	(25,000)	(20,000)

Adjusted Funds From Operations	$71,050	$72,150	$282,000	$295,000

Funds From Operations Per Diluted Share	$0.70	$0.72	$2.83	$2.91

Adjusted Funds From Operations Per Diluted Share	$0.69	$0.71	$2.75	$2.88

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

FFO and AFFO are widely accepted non-GAAP supplemental measures of REIT performance following the standards established by the National Association of Real Estate Investment Trusts (NAREIT). CCA believes that FFO and AFFO are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. CCA may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CCA calculates AFFO by adding to Normalized FFO non-cash expenses such as the amortization of deferred financing costs and stock-based compensation, and by subtracting from Normalized FFO recurring real estate expenditures that are capitalized and then amortized, but which are necessary to maintain a REIT’s properties and its revenue stream. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, these capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. Other companies may calculate FFO, Normalized FFO, and AFFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. FFO, Normalized FFO, and AFFO and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.